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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  GENUITY INC.


       Genuity Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "COMPANY"), DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of the Company has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of this Company and declaring said amendment to be advisable;

       SECOND: That the stockholders of the Company have duly approved said amendment by the required vote of such stockholders, such required vote being a majority of the outstanding share of the Class A Common Stock, voting as a single class, and a majority of the outstanding shares of the Class B Common Stock, voting as a single class, adopted at an Annual Meeting of the Stockholders of the Company duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, such approval being in accordance with the terms of the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware,

       THIRD: That the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

            "FOURTH: AUTHORIZED CAPITAL: The aggregate number of shares of all classes of stock which the Company shall have the authority to issue is 123,550,000 shares, consisting of (i) 80,000,000 shares, par value $0.01 per share, designated as "Class A Common Stock," (ii) 1,050,000 shares, par value $0.01 per share, designated as "Class B Common Stock," (iii) 40,000,000 shares, par value $0.01 per share, designated as "Class C Common Stock," and (iv) 2,500,000 shares, par value $0.01 per share, designated as "Preferred Stock."

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       FOURTH: That the Amended and Restated Certificate of Incorporation is
hereby further amended by adding the following provision to the end of Article
Fourth:

            "G. STOCK SPLIT. Upon the effectiveness of this Certificate of Amendment, every twenty shares of Class A Common Stock issued and outstanding immediately prior to the effective date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this Company are hereby reclassified and changed into one fully paid and nonassesable share of Class A Common Stock, par value $0.01 per share, of the Company, and each holder of record of a certificate for twenty or more shares of Class A Common Stock as of the close of business on the effective date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Class A Common Stock for every twenty shares of Class A Common Stock represented by the certificate of such holder, provided, however, that no fractional shares of Class A Common Stock shall be issued and in lieu of issuing fractional shares of Class A Common Stock, all fractional interests shall be aggregated and sold and this Company shall arrange for the payment of cash in lieu of such fractional share interests.

            Upon the effectiveness of this Certificate of Amendment, every twenty shares of Class B Common Stock issued and outstanding immediately prior to the effective date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this Company are hereby reclassified and changed into one fully paid and nonassesable share of Class B Common Stock, par value $0.01 per share, of the Company, and each holder of record of a certificate for twenty or more shares of Class B Common Stock as of the close of business on the effective date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Class B Common Stock for every twenty shares of Class B Common Stock represented by the certificate of such holder, provided, however, that no fractional shares of Class B Common Stock shall be issued and in lieu of issuing fractional shares of Class B Common Stock, all fractional interests shall be cancelled and such holder shall be entitled to receive only whole shares of Class B Common Stock, the number of which to eliminate any fractional interests shall be rounded down for each such holder to the nearest whole number of shares of Class B Common Stock to which such holder is otherwise entitled."

                                       2

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       FIFTH: That the capital of the Company shall not be reduced under or by reason of said amendment.

       IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed on this 29th day of May, 2002.



                                         GENUITY INC.

                                         By: /s/ PAUL R. GUDONIS
                                            -----------------------------------
                                            Paul R. Gudonis
                                            Chairman and Chief Executive Officer